Exhibit 10.5
Alteryx 2021 Discretionary Bonus Plan

1.Purpose

The Alteryx Discretionary Bonus plan provides a performance-based incentive bonus plan that is designed to align the interests of our company, our employees, and our investors, to enable Alteryx to achieve and exceed specified financial goals, to attract and retain associates to enhance our leadership position within the industry, and to recognize and reward employees for their individual contributions to our success. This plan document outlines the program overall in terms of timing, eligibility, and administration.

2.Performance Period

The performance period is January 1, 2021, through December 31, 2021.

3.Eligibility

Eligible participants are Alteryx employees and employees of its wholly owned subsidiaries who:

•Were employed prior to October 1, 2021,
•Are in positions deemed as bonus eligible,
•Are actively employed on the date that bonus payments are made,
•Are not eligible for another incentive, commission, or variable compensation plan (e.g., sales/services commission plans), and
•Are not temporary employees, part-time employees, or contractors.

4.Payments

Bonus payments will be made paid through the normal local country payroll schedule on or around March 31, 2022.

5.Bonus Calculation and Eligibility

Base salary (as of December 31, 2021), target bonus percentage and eligibility are used to determine the bonus amount, subject to adjustment based on company performance and individual performance.
Employees who started with Alteryx in 2021 will be eligible for a prorated bonus amount based on their employment start date. For example, an employee whose start date was February 15, 2021 would have a prorated bonus eligibility of 88% (or 320/365 days).

For employees on a qualified Leave of Absence (LOA) during the performance period, eligible bonus will not be prorated for the number of days on active status. Bonus eligibility will be prorated for employees who are on personal leave (i.e., voluntary and unpaid leave) during the performance period.

6.Company Performance Metrics

Company performance will be determined by achievement of a specific Annual Recurring Revenue (ARR) target.

ARR represents the total annual contract value for active customer subscription contracts as of a measurement date, including or excluding certain adjustments as determined by the Chief Financial Officer.

The ARR target as of December 31, 2021 is $675 million.

An employee’s actual individual bonus award will be increased or decreased at the discretion of management to reflect individual performance or extraordinary events pursuant to Section 9, Payment Calculation.

7.Bonus Pool Funding

The Company must achieve a minimum performance threshold of ARR for the bonus pool to be funded and paid.

At 100% achievement or higher of the ARR performance target, the bonus pool will be funded at 100% of target. If ARR is above or below the target, the bonus pool funding amount will be interpolated between pool funding amounts as illustrated in the chart shown below.

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Measurement: ARR at 12/31/21
Target Achievement	Pool Funding
< 80%	$0
100%	100%
110%	150%
115%+	200%

For example, ARR achievement of less than 80% of target will not result in pool funding, achievement of 80% to 100% of target will result in pool funding at a percent-for-percent rate, achievement of greater than 100% through 110% of target will result in pool funding at an incremental 5% for every incremental percent achievement (for example, 105% achievement will yield 125% pool funding), achievement of greater than 110% of target will result in pool funding of an incremental 10% for every incremental percent achievement (for example, 112% achievement will yield 170% pool funding).

Achievement will be rounded the nearest whole percentage. The chart is for illustrative purposes only to summarize bonus pool funding approach and may change based on company goals.

8.Individual Performance

Based on performance and the achievement of individual goals (as laid out in the company’s Objectives and Key Results [OKR] process) as determined by the employee’s manager and/or leadership chain, modification to a participant’s target award can range from 0% to 150%. However, the total of all bonus awards for any Department cannot exceed 100% of the available pool unless approved by the Chief Financial Officer.

9.Payment Calculation

Bonus payment calculation will be made using the formula below:

Eligible Compensation	x	Bonus Pool Funding %	x	Individual Performance %	=	Individual Bonus Award

For example: An employee joined Alteryx on February 15, 2021 with an annual salary of $50,000 USD and a 5% annual bonus target. If the company were to achieve 110% of the ARR performance target for the year and the employee’s manager decided to award the employee 105% of their bonus due to high performance on their OKRs, the bonus payment would be calculated as follows:

•Eligible compensation: $2,200 ($2,500 [$50,000 x 5%] x 88%),
•Bonus pool funding: 150%,
•Individual performance %: 105%, for an
•Individual Bonus Award of $3,465 ($2,200 x 150% x 105%)

10.Administration

The bonus program will be administered by Alteryx’s Compensation Committee, with day-to-day management to be conducted by the Chief Human Resources Officer (CHRO), the Chief Financial Officer (CFO) and their respective organizations.

The CHRO, CFO and Compensation Committee are responsible for:

•Determining eligibility for participation in the bonus program,
•Determining performance measures, performance targets, award opportunities and earned awards, and
•Interpreting the bonus program and prescribing, amending, suspending or rescinding the terms of the bonus program as needed.

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11.General Provisions
Alteryx may deduct any taxes required by law to be withheld upon payment of any bonus under this program.
Bonus awards granted under the program will not be transferrable other than by will or laws of descent and distribution.
Nothing in the program or in any bonus award granted will confer on an individual any right to an award, or to continue in the employ of the company or any of its subsidiaries or deter in any way the right of the company or any subsidiary to terminate any employment.

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